Exhibit 99.(s)

POWER OF ATTORNEY

for PGIM Short Duration High Yield Opportunities Fund

The undersigned, trustees and/or officers of PGIM Short Duration High Yield Opportunities Fund (the Fund), hereby authorize Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Diana Huffman, and Patrick McGuinness, or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-2, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4 and 5 for or on behalf of the Fund or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Ellen S. Alberding	/s/ Laurie Simon Hodrick
Ellen S. Alberding	Laurie Simon Hodrick

/s/ Kevin J. Bannon	/s/ Christian J. Kelly
Kevin J. Bannon	Christian J. Kelly

/s/ Scott E. Benjamin	/s/ Stuart S. Parker
Scott E. Benjamin	Stuart S. Parker

/s/ Linda W. Bynoe	/s/ Brian K. Reid
Linda W. Bynoe	Brian K. Reid

/s/ Barry H. Evans	/s/ Grace C. Torres
Barry H. Evans	Grace C. Torres

/s/ Keith F. Harstein
Keith F. Hartstein

Dated:  October 9, 2020